EXHIBIT 10.1

April 26, 2006

Carole Rich
The Hershey Company, Inc.
100 Crystal Drive A
Hershey, PA 17033


Dear Ms. Rich,


Re: Termination of Manufacturing Agreement
    --------------------------------------

This letter agreement is to memorialize the oral agreement reached between The Topps Company, Inc. ("Topps") and The Hershey Company (formerly known as Hershey Foods Corporation) ("Hershey") regarding the amendment and termination of that Amended and Restated Manufacturing Agreement dated March 13, 1998 ("Manufacturing Agreement") between the parties. The parties hereby agree as follows:

1. The Manufacturing Agreement shall terminate as of the date of this letter agreement, subject to the terms stated herein. Hershey acknowledges that even prior to termination, it agreed Topps should be permitted (commencing in March of 2006) to utilize another supplier outside the U.S.A. (including its territories, possessions, and Puerto Rico) to manufacture the Product.

2. Topps agrees that the amount of Product it purchased from Hershey that exceeded 4mm pounds during calendar year 2005 and all Product it purchased from Hershey in calendar year 2006 will be purchased with an overhead rate of $0.40 per pound.

3. There are, on hand, unique ingredients and packaging materials of Topps that Hershey can use practically only to manufacture the Product ("Topps Materials"). Topps agrees to purchase from Hershey, at Hershey's actual cost paid, all such Topps Materials to the extent that Hershey fulfilled Topps purchase requests. The parties agree that payment by Topps to Hershey in the amount of $114,799.96 shall constitute a final settlement of all monies owed by either party, with the reconciliation detailed in Exhibit A attached herein. This payment includes a credit to Topps of $49,000.00 for the purchase of mixers by Hershey (mixers currently installed in the Memphis plant).

4. Hershey shall cooperate fully and in good faith with Topps to crate and ship (at Topps cost) Topps Materials, including leftover ingredients, packaging materials and spare parts, to locations selected by Topps. Remaining leftover Topps Materials shall be disposed of by Hershey, at Hershey's cost.

5. Topps will fully remediate all space vacated to the original condition prior to installation. All wiring and conduit must be returned to the power source, floor conditions restored to original coatings, and compressed air and water piping must be taken back to the source valve. All equipment belonging to Topps will be removed and all remediation work will be completed at the Memphis plant by May 26, 2006.

6. Topps hereby agrees that it will not pursue any claims against Hershey for quality issues of Product manufactured by Hershey up until the date of this letter agreement, including those previously raised by Topps' counsel in correspondence in the months preceding this agreement, all of which are vigorously contested by Hershey, provided that Topps does not waive any rights or claims it may have against Hershey as a result of third party claims made in the future against Topps relating to the Product.


Very Truly Yours,


The Topps Company, Inc.

By: s/ Catherine K. Jessup
    ------------------------
       Catherine K. Jessup
 Vice President CFO & Treasurer



ACKNOWLEDGED AND AGREED:

    s/ Carole Rich
----------------------
The Hershey Company, formerly known as
Hershey Foods Corporation



Vinit Bharara, Esq.
The Topps Company, Inc.
General Counsel
Ph: (212) 376-0542
Fax: (212) 376-0626